As filed with the Securities and Exchange Commission on July 29, 2025

Registration No. 333-35973

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT NO. 333-35973
UNDER
THE SECURITIES ACT OF 1933

ANSYS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	04-3219960
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)
c/o Synopsys, Inc.
Synopsys, Inc.
675 Almanor Ave.
Sunnyvale, California 94085
(Address of principal executive offices, including zip code)

(650) 584-5000
(Registrant’s telephone number, including area code)

Janet Lee
General Counsel and Corporate Secretary
Synopsys, Inc.
675 Almanor Ave.
Sunnyvale, California 94085
Telephone Number: (650) 584-5000
(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above-referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

ANSYS, Inc., a Delaware corporation (“Ansys”), is filing this Post-Effective Amendment No. 1 to the following registration statement on Form S-3 (the “Registration Statement”) to terminate all offerings and to deregister any and all securities of Ansys registered but unsold or otherwise unissued as of the date hereof thereunder:

•
Registration Statement No. 333-35973 on Form S-3, filed with the Securities and Exchange Commission on September 19, 1997, pertaining to the registration of an aggregate of $216,563 in securities of the Registrant.

On July 17, 2025, pursuant to the Agreement and Plan of Merger, dated as of January 15, 2024, by and among Ansys, Synopsys, Inc. (“Synopsys”) and ALTA Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Synopsys (“Merger Sub”), Merger Sub merged with and into Ansys (the “Merger”), with Ansys surviving the Merger as a wholly owned subsidiary of Synopsys.

In connection with the Merger, Ansys has terminated all offerings of Ansys’ securities pursuant to the Registration Statement. In accordance with the undertakings made by Ansys in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 to the Registration Statement hereby removes from registration all of such securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 29th day of July, 2025.

ANSYS, Inc.
By:	/s/ Janet Lee
Name:	Janet Lee
Title:	President, Treasurer and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.